© 2017 Novelis NOVELIS Q2 FISCAL 2018 EARNINGS CONFERENCE CALL November 2, 2017 Steve Fisher President and Chief Executive Officer Devinder Ahuja Senior Vice President and Chief Financial Officer Exhibit 99.2

© 2017 Novelis SAFE HARBOR STATEMENT Forward-looking statements Statements made in this presentation which describe Novelis' intentions, expectations, beliefs or predictions may be forward- looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this presentation including statements concerning our expectation that we will achieve record free cash flow this fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim, any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward- looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 are specifically incorporated by reference into this presentation. 2

© 2017 Novelis SECOND QUARTER FY18 HIGHLIGHTS  Achieved record shipments and Adjusted EBITDA in Q2, supported by:  Automotive shipments growth 12% YoY as available capacity is able to meet rising demand for lightweight aluminum materials  Beverage can shipments growth 5% YoY with positive market conditions  Operational efficiencies and metal management  Received $314 million of cash proceeds for the joint venture transaction at Ulsan Aluminum  Q2 Adjusted EBITDA/ton increased to $377 3 Quarterly Adjusted EBITDA ($M) 236 270 302 150 175 200 225 250 275 300 325 Adjusted EBITDA/ton ($) 294 308 354 367 377 200 225 250 275 300 325 350 375 400 Strategy driving a notable step change in performance

© 2017 Novelis REGIONAL BUSINESS HIGHLIGHTS South America  Expanded volumes through specialties exports  Outlook: Signals of economic recovery leading to beverage can supply chain restocking 4 Europe  Stable volumes and market conditions  Positive impact from strengthening Euro  Outlook: Continued penetration of aluminum in automotive North America  Improving can volumes  Favorable metal costs and operating efficiencies  Outlook: Continued penetration of aluminum in automotive Asia  Offsetting lower can prices with higher volume and cost efficiency gains  Successfully completed joint venture transaction  Outlook: Continued penetration of aluminum in automotive

© 2017 Novelis FINANCIAL HIGHLIGHTS

© 2017 Novelis Q2 FISCAL 2018 FINANCIAL HIGHLIGHTS  Net income of $307 million up from negative $89 million in prior year  Excluding tax-effected special items*, net income up 30% from $60 million to $78 million  Adjusted EBITDA up 12% from $270 million to record $302 million  Sales up 18% to $2.8 billion  Total FRP Shipments up 4% to record 802 kilotonnes  Strong liquidity position at $1.6 billion  Reduced net leverage ratio to 3.5x 6 Q2FY18 vs Q2FY17 *Tax-effected special items may include restructuring & impairment, metal price lag, gain/loss on assets held for sale, loss on extinguishment of debt, loss/gain on sale of business TTM Adjusted EBITDA ($M) 1,137 750 800 850 900 950 1,000 1,050 1,100 1,150 1,200 Net Leverage ratio TTM Adjusted EBITDA/net debt 3.5 3.0 3.5 4.0 4.5 5.0 5.5 6.0

© 2017 Novelis Q2 ADJUSTED EBITDA BRIDGE 7 $ Millions 270 34 (4) 8 (6) 302 Q2FY17 Volume Price/Mix Operating Cost SG&A and Other Q2FY18 Bridge components adjusted to remove net impact of divested ALCOM business, reflected in SG&A & Other as ($1M).  Strong demand & production led to increase in beverage can and automotive volumes  Lower beverage can pricing mostly offset by favorable product mix mainly from higher automotive  Operational efficiencies and favorable metal costs partly offset by inflation

© 2017 Novelis FREE CASH FLOW 8 YTD FY18 YTD FY17 Adjusted EBITDA 591 538 Capital expenditures (82) (90) Interest paid (135) (208) Taxes paid (68) (44) Working capital & other (282) (298) Free cash flow $24 ($102)  Q2FY18 free cash flow $101 million  Positive YTD free cash flow despite sharply rising aluminum prices  $126 million YoY improvement in YTD FCF driven by:  Higher adjusted EBITDA  Lower interest due to refinancing actions in FY17 and timing of payments  Working capital outflow related to higher metal prices and timing of customer payments $ Millions Free cash flow excludes the gain from Ulsan Aluminum JV transaction; see definition of Free Cash Flow in Appendix Continue to expect record free cash flow in FY18 $400-450 million

© 2017 Novelis JOINT VENTURE TRANSACTION SUMMARY 9  In September, Novelis completed the transaction to sell approximately 50% of its ownership interest in its Ulsan, South Korea facility to Kobe Steel for US $314 million, recognizing after-tax P&L gain of $241 million  This joint venture, named Ulsan Aluminum Ltd., will allow Novelis to:  More efficiently utilize our rolling assets in Korea  Deepen the plant’s focus on the growing automotive aluminum sheet market and enhance our customer service  Provide cash proceeds to increase our strategic flexibility and reduce debt Q2 proceeds from sale of a business $314 Expected cash taxes & fees paid in FY18 (50) Expected total cash proceeds, net of taxes & fees $264 Cash flow impacts (US$ millions)

© 2017 Novelis OUTLOOK AND SUMMARY

© 2017 Novelis ALUMINUM AUTOMOTIVE OUTLOOK 11 Source: Ducker Worldwide 84 120 139 165 212 258 306 340 397 466 520 565 0 100 200 300 400 500 600 1975 1980 1985 1990 1995 2000 2005 2010 2015 2020 2025 2028 North American Light Vehicle Aluminum Content Net pounds per vehicle 2028 CURB WEIGHT: 3,465 LBS 16% aluminum 2015 CURB WEIGHT: 3,835 LBS 10% aluminum  Lightweighting improves performance, increases fuel economy, reduces emissions and extends battery range  Aluminum is a growing metal of choice for lightweighting vehicles and provides equal or better quality, strength and durability compared to other materials  Ability to deliver consistent, quality products on a global scale makes Novelis a partner of choice for automotive sheet solutions

© 2017 Novelis SUMMARY  Record shipments and operating performance drove record Q2 Adjusted EBITDA  Raise FY18 full year guidance for Adjusted EBITDA to $1,150-$1,200 million  Previous guidance $1,100-$1,150 million  Maintain FY18 free cash flow guidance $400- $450 million  Monitoring higher aluminum price pressure on working capital  Solid cash flow and net leverage trending to 3x by fiscal year end  Maintain positive outlook for automotive aluminum sheet demand in near and long term; reviewing organic growth options to meet customer needs 12

© 2017 Novelis THANK YOU QUESTIONS? THANK YOU AND QUESTIONS

© 2017 Novelis APPENDIX

INCOME STATEMENT RECONCILIATION TO ADJUSTED EBITDA

Novelis

(in $ m)	Q1	Q2	Q3	Q4	FY17	Q1 FY18	Q2 FY18
Net income (loss) attributable to our common shareholder	**24**	**(89)**	**63**	**47**	**45**	**101**	**307**
- Noncontrolling interests	-	-	1	-	1	-	-
- Interest, net	80	79	65	59	283	62	66
- Income tax provision	36	27	47	41	151	43	116
- Depreciation and amortization	89	90	88	93	360	90	91
EBITDA	**229**	**107**	**264**	**240**	**840**	**296**	**576**
- Unrealized loss (gain) on derivatives	7	(4)	(21)	13	(5)	(16)	18
- Realized gain on derivative instruments not included in segment income	(1)	-	(1)	(3)	(5)	(1)	-
- Proportional consolidation	8	8	4	8	28	8	8
- Loss on extinguishment of debt	-	112	-	22	134	-	-
- Restructuring and impairment, net	2	1	1	6	10	1	7
- Loss (gain) on sale of business	-	27	-	-	27	-	(318)
- Loss (gain) on sale of fixed assets	4	2	(2)	2	6	1	1
- Gain on assets held for sale, net	(1)	(1)	-	-	(2)	-	-
- Metal price lag (A)	13	14	4	-	31	1	5
- Others costs (income), net	7	4	6	4	21	(1)	5
Adjusted EBITDA	**268**	**270**	**255**	**292**	**1,085**	**289**	**302**

(A) Effective in the first quarter of fiscal 2018, management removed the impact of metal price lag from Adjusted EBITDA (Segment Income) in order to provide more transparency and visibility for our stakeholders on the underlying performance of the business. On certain sales contracts, we experience timing differences on the pass through of changing aluminum prices from our suppliers to our customers. Additional timing differences occur in the flow of metal costs through moving average inventory cost values and cost of goods sold. This timing difference is referred to as metal price lag. The company will continue to report metal price lag as a separate line item in Reconciliation from Net Income (loss) attributable to our common shareholder to Adjusted EBITDA. Segment information for all prior periods presented has been updated to reflect this change.

© 2017 Novelis

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© 2017 Novelis FREE CASH FLOW AND LIQUIDITY 16 (in $ m) Q1 Q2 Q3 Q4 FY17 Q1FY18 Q2 FY18 Cash (used in) provided by operating activities (107) 80 178 424 575 (45) 139 Cash used in investing activities (39) (48) (35) (90) (212) (31) 273 Less: outflows (proceeds) from sale of a business, net of transaction fees, cash income taxes and hedging (A) - 12 (12) (2) (2) (1) (311) Free cash flow (146) 44 131 332 361 (77) 101 Capital expenditures 44 46 48 86 224 39 43 (in $ m) Q1 Q2 Q3 Q4 FY17 Q1FY18 Q2 FY18 Cash and cash equivalents 457 473 505 594 594 565 949 Availability under committed credit facilities 633 573 534 701 701 671 700 Liquidity 1,090 1,046 1,039 1,295 1,295 1,236 1,649 (A) This line item includes the proceeds from the sale of shares in Ulsan Aluminum Ltd., to Kobe Steel Ltd. during the three months ended September 30, 2017 in the amount of $314 million. We expect additional cash taxes and transaction fees related to Ulsan Aluminum Ltd. of approximately $39 million and $9 million, respectively, to be paid during the remainder of fiscal 2018.